Exhibit (d)(2)

LIMITED GUARANTEE

Limited Guarantee, dated as of March 12, 2012 (this “Limited Guarantee”), by the parties listed on Exhibit A hereto (each a “Guarantor” and collectively, the “Guarantors”), in favor of Great Wolf Resorts, Inc., a Delaware corporation (the “Guaranteed Party”). Reference is hereby made to the Agreement and Plan of Merger, dated as of even date herewith (as the same may be amended from time to time, the “Merger Agreement”), among the Guaranteed Party, K-9 Holdings, Inc., a Delaware corporation (“Parent”), and K-9 Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Capitalized terms used herein but not otherwise defined have the meanings ascribed to them in the Merger Agreement.

1. Limited Guarantee. Each Guarantor hereby guarantees, severally and not jointly, and not jointly and severally, to the Guaranteed Party, on the terms and subject to the conditions set forth herein, the payment and performance of a portion of Parent’s payment obligation of (a) the Parent Termination Fee, (b) the Forward Purchase Termination Fee and (c) the indemnification obligations owing to the Company and its Subsidiaries under Section 6.14(e) of the Merger Agreement and (d) Damages resulting from a Willful and Material Breach of the Merger Agreement or Fraud to the extent such Damages survive termination of the Merger Agreement in accordance with Section 8.5(c) of the Merger Agreement but subject to the limitations on Damages included therein (clauses (a), (b), (c) and (d) collectively, the “Guaranteed Obligations”) to the Guaranteed Party arising under, or in connection with and on the terms and subject to the conditions set forth in, the Merger Agreement in an amount equal to the percentage of the Maximum Aggregate Amount set forth opposite such Guarantor’s name on Exhibit A hereto (such amount with respect to each Guarantor is such Guarantor’s “Maximum Guarantor Amount”); provided, that the maximum liability of each Guarantor hereunder shall not exceed such Guarantor’s Maximum Guarantor Amount and the maximum aggregate liability of all of the Guarantors hereunder shall not exceed $20,000,000.00 (the “Maximum Aggregate Amount”), and it being further understood that this Guarantee may not be enforced without giving full and absolute effect to the Maximum Aggregate Amount and each Maximum Guarantor Amount. The Guaranteed Party hereby agrees that the Guarantors shall in no event be required to pay to any Person or Persons in the aggregate more than the Maximum Aggregate Amount (and that no Guarantor shall be required to pay to any Person or Persons in the aggregate more than such Guarantor’s Maximum Guarantor Amount) under, or in respect of, or in connection with this Limited Guarantee or the Merger Agreement and no Guarantor shall have any obligation or liability to any Person under this Limited Guarantee or the Merger Agreement other than as expressly set forth herein. Notwithstanding anything to the contrary contained in this Limited Guarantee, the Guaranteed Party hereby agrees that to the extent Parent is relieved of all or any portion of the Guaranteed Obligations by satisfaction thereof on the terms and subject to the conditions set forth in the Merger Agreement or pursuant to any other agreement with the Guaranteed Party, each Guarantor shall be similarly relieved, to such extent, of its obligations under this Limited Guarantee.

2.	Terms of Limited Guarantee.

(a) This Limited Guarantee is one of payment and performance, not collection, and a separate action or actions may be brought and prosecuted against the Guarantors to enforce this Limited Guarantee, irrespective of whether any action is brought against Parent or any other Person or whether Parent or any other Person is joined in any such action or actions. Each Guarantor reserves the right to (i) set off any amount owed hereunder by such Guarantor against any payment owing by the Guaranteed Party to Parent or the Guarantors and (ii) assert any and all defenses which Parent may have to payment of the Guaranteed Obligations.

(b) The liability of the Guarantors under this Limited Guarantee shall, to the fullest extent permitted under applicable Law, be absolute and unconditional irrespective of:

(i) any change in the corporate existence, structure or ownership of Parent, or any insolvency, bankruptcy, reorganization, liquidation or other similar proceeding of Parent or affecting any of its assets;

(ii) any change in the manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, any Guaranteed Obligation, any liability incurred directly or indirectly in respect thereof, or any amendment or waiver of or any consent to any departure from the terms of the Merger Agreement or the documents entered into in connection therewith, in each case, made in accordance with the terms thereof;

(iii) the existence of any claim, set-off or other right that the Guarantors may have at any time against Parent, whether in connection with any Guaranteed Obligation or otherwise; or

(iv) any action or inaction on the part of the Guaranteed Party that is not in violation of the terms of the Merger Agreement, the Equity Commitment Letter of the Guarantors, dated as of even date herewith (the “Equity Commitment Letter”), or this Limited Guarantee, including, without limitation, the absence of any attempt to assert any claim or demand against Parent or Merger Sub or collect the Guaranteed Obligations from Parent or the Guarantors.

(c) In the event that any payment to the Guaranteed Party in respect of any Guaranteed Obligation is rescinded or otherwise must be and is returned to the Guarantors for any reason whatsoever, the Guarantors shall remain liable hereunder with respect to the Guaranteed Obligation on the terms and subject to the conditions hereof as if such payment had not been made.

(d) The Guarantors hereby expressly waive any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantors waive promptness, diligence, notice of acceptance of this Limited Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Guaranteed Obligations and all other notices of any kind (except for notices to be provided to Parent and in accordance with Section 9.7 of the Merger Agreement), all defenses which may be available by virtue of any stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Parent or any other person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than fraud by the Guaranteed Party or any of its Subsidiaries, defenses to the payment of the Guaranteed Obligations that are available to Parent or Merger Sub under the Merger Agreement or breach by the Guaranteed Party of this Limited Guarantee). The Guarantors acknowledge that they will receive substantial direct and indirect benefits from consummation of the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefit.

3. Sole Remedies. The Guaranteed Party acknowledges and agrees that the sole cash asset of Parent is cash in a de minimis amount and that no additional funds are expected to be contributed to Parent unless and until the Acceptance Time. No Guarantor shall have any obligation or liability to any Person relating to, arising out of or in connection with the Merger Agreement, this Limited Guarantee, the Equity Commitment Letter or the transactions contemplated thereby other than as expressly set forth herein or in the Equity Commitment Letter. The Guaranteed Party further agrees that, notwithstanding anything to the contrary in this Limited Guarantee, the Equity Commitment Letter or the Merger Agreement, it has and shall have no right of recovery against the Guarantors, the Lenders and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, financing sources (including the parties to the Debt Financing Commitments), managers, general or limited partners or assignees of the foregoing (each a “Parent Related Party” and collectively, the “Parent Related Parties”) or any Related Party of any Parent Related Party, in each case other than Parent, Merger Sub or any of their respective assignees under the Merger Agreement, through Parent or otherwise, whether by or through attempted piercing of the corporate, limited liability company or limited partnership veil, and no such parties shall have any liability, personal or otherwise, or obligation relating to or arising out of the Merger Agreement or the transactions contemplated by the Merger Agreement for any breach, loss or damage for (i) any Damages suffered as a result of the failure of the Merger to be consummated and (ii) any other Damages suffered as a result of or under the Merger Agreement and the transactions contemplated by the Merger Agreement (or in respect of any oral representations made or alleged to be made in connection herewith or therewith), except the Guaranteed Party’s rights against (x) the Guarantors under this Limited Guarantee and pursuant to the terms and subject to the conditions hereof and its limited rights in connection with the enforcement of the Equity Commitment Letter (pursuant to and subject to Section 5 thereof and the conditions set forth in Sections 9.13 and 9.17 of the Merger Agreement) (y) Apollo Management VII, L.P. (“Fund VII”) under the Confidentiality Agreement pursuant to the terms and subject to the conditions thereof and (z) Parent, Merger Sub and any of their respective assignees under the Merger Agreement, pursuant to the terms and subject to the conditions thereof. Recourse against the Guarantors under this Limited Guarantee shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Guaranteed Party and all of its Affiliates against the Guarantors and any Related Person (other than Parent, Merger Sub and their respective assignees under the Merger Agreement) in respect of any breach, loss or damage arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby (including in respect of any oral representations made or alleged to be made in connection therewith), other than any remedies available pursuant to the terms of the Equity Commitment Letter (pursuant to and subject to Section 5 thereof and the conditions set forth in the Merger Agreement) and the Confidentiality Agreement. The Guaranteed Party hereby covenants and agrees that it shall not institute, and shall cause its Related Persons and stockholders not to institute, any proceeding or bring any other claim (whether at law, in equity, in contract, in tort or otherwise) arising under, or in connection with, the Merger Agreement, the Equity Commitment Letter or the transactions contemplated thereby, or in respect of any oral representations made or alleged to be made in connection therewith, against any of the Guarantors or any Related Person (other than Parent, Merger Sub and their respective assignees under the Merger Agreement), except for claims of the Guaranteed Party (i) against the Guarantors under this Limited Guarantee (ii) against any Guarantor to enforce the terms of the Equity Commitment Letter (subject to Section 5 thereof and the conditions set forth in Sections 9.13 and 9.17 of the Merger Agreement) and (iii) against Fund VII under the Confidentiality Agreement. Without prejudice to any right to specific performance that the Guaranteed Party may have under the Merger Agreement, the Guaranteed Party further covenants and agrees that it shall not have the right to recover, and shall not recover, and it shall not institute, directly or indirectly, and shall cause its Related Persons not to institute, any proceeding or bring any other claim to recover, more than the Maximum Aggregate Amount in the aggregate from the Guarantors, their permitted assignees and Parent or the applicable Maximum Guarantor Amount from each Guarantor and its permitted assignees in respect of any liabilities or obligations of the Guarantors, Parent or Merger Sub arising under or in connection with the Merger Agreement, this Limited Guarantee or the transactions contemplated hereby or thereby, and the Guaranteed Party shall promptly return all monies paid to it or its Related Persons in excess of such liabilities or obligations. Nothing set forth in this Limited Guarantee shall confer or give to any Person other than the Guaranteed Party any rights or remedies against any Person, including the Guarantors, except as expressly set forth herein. The Guaranteed Party acknowledges that each Guarantor is agreeing to enter into this Limited Guarantee in reliance on the provisions set forth in this Section 3. This Section 3 shall survive termination of this Limited Guarantee.

4. Representations and Warranties. Each Guarantor hereby represents and warrants with respect to itself that:

(a) the execution, delivery and performance of this Limited Guarantee (i) have been duly authorized by all necessary action and (ii) do not and will not (A) result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or the loss of any benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, permit, franchise, right or license binding on the Guarantor or result in the creation of any lien upon any of its properties, assets or rights, or (B) conflict with or result in any violation of or contravene any provision of the Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents or any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or any of its property or assets;

(b) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority or other person necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority or regulatory body or other person is required in connection with the execution, delivery or performance of this Limited Guarantee;

(c) this Limited Guarantee constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(d) such Guarantor has unfunded capital commitments in an amount not less than such Guarantor’s Maximum Guarantor Amount.

5. Termination. This Limited Guarantee shall terminate and the Guarantors shall have no further obligation under this Limited Guarantee as of the earliest to occur of (a) the Effective Time; (b) three (3) months following the valid termination of the Merger Agreement in accordance with its terms provided, however, that if prior to the expiration of such three (3) month period a written claim has been made under this Limited Guarantee asserting that Parent is obligated to make any payment under Sections 8.6(c) or 8.6(d) of the Merger Agreement, for the indemnification obligations under 6.14(e) of the Merger Agreement or for Damages resulting from a willful and Material Breach of the Merger Agreement or Fraud to the extent such Damages survive termination of the Merger Agreement in accordance with Section 8.5(c) of the Merger Agreement but subject to the limitations on Damages included therein, then upon the dismissal settlement, payment of a judgment or judgment where no payment is required in respect of such claim; and (c) the payment of the Guaranteed Obligations on the terms and subject to the conditions set forth in the Merger Agreement or pursuant to any other agreement with the Guaranteed Party. Upon any termination of this Limited Guarantee, no Person shall have any rights or claims against any of Parent, the Guarantors or their respective Related Parties under the Merger Agreement, this Limited Guarantee, the Equity Commitment Letter, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or in respect of the transactions contemplated hereby or thereby, whether at law, in equity, in contract, in tort or otherwise, and none of Parent, the Guarantors or their respective Related Parties shall have any further liability or obligation relating to or arising out of the Merger Agreement, this Limited Guarantee, the Equity Commitment Letter, in respect of the transactions contemplated hereby or thereby or in respect of any oral representations made or alleged to be made in connection herewith or therewith. In the event that the Guaranteed Party or Related Person of the Guaranteed Party asserts in any litigation (whether at law, in equity, in contract, in tort or otherwise) relating to this Limited Guarantee that the provisions of Section 1 hereof limiting the Guarantors’ liability to the Maximum Aggregate Amount or any Guarantor’s liability to such Guarantor’s Maximum Guarantor Amount or the provisions of Section 3 hereof are illegal, invalid or unenforceable, in whole or in part, or asserts any theory of liability against any Guarantor or any of its Related Persons (other than Parent, Merger Sub and any of their respective assignees under the Merger Agreement) with respect to the transactions contemplated by the Merger Agreement (including in respect of any oral representations made or alleged to be made in connection therewith) other than liability of the Guarantors under this Limited Guarantee (as limited by the provisions of Section 1), the liability of the Guarantors under the Equity Commitment Letter (pursuant to and subject to the conditions set forth in the Merger Agreement) or the liability of Fund VII under the Confidentiality Agreement, (i) the obligations of each Guarantor under this Limited Guarantee shall terminate forthwith and shall thereupon be null and void, (ii) if any of the Guarantors has previously made any payments under this Limited Guarantee, such Guarantor shall be entitled to recover such payments from the Guaranteed Party, and (iii) neither the Guarantors nor any Related Party (other than Parent, Merger Sub and any of their respective assignees under the Merger Agreement) shall have any liability to the Guaranteed Party or any of its Related Persons with respect to the transactions contemplated by the Merger Agreement, the Equity Commitment Letter or under this Limited Guarantee (including in respect of any oral representations made or alleged to be made in connection therewith). Notwithstanding the foregoing, if on the date of termination of this Limited Guarantee any proceeding to enforce this Limited Guarantee has been commenced, each Guarantor’s obligations hereunder shall survive such termination until such proceeding is finally and conclusively resolved.

6. Confidentiality. This Limited Guarantee shall be treated as strictly confidential and is being provided to the Guaranteed Party solely in connection with the Merger Agreement and the transactions contemplated thereby. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document (other than the Merger Agreement and the Equity Commitment Letter), except with the written consent of each of the Guarantors; provided, that Parent, Merger Sub or the Guaranteed Party may disclose such information to the extent necessary to comply with and prevent violation of applicable law, the applicable rules of any national securities exchange or in connection with any U.S. Securities and Exchange Commission filings relating to the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, this letter agreement may be provided to the Guaranteed Party and its employees, agents, legal, financial, accounting or other advisors or representatives who have been directed to treat this letter agreement as confidential, and the Guaranteed Party shall cause such advisors to so treat this letter agreement as confidential.

7. Continuing Guarantee. Except to the extent terminated pursuant to the provisions of Section 5 hereof, this Limited Guarantee is a continuing one and shall remain in full force and effect until the payment and satisfaction in full of the Guaranteed Obligations, shall be binding upon the Guarantors, their successors and assigns, and shall inure to the benefit of, and be enforceable by, the Guaranteed Party and its successors, transferees and assigns. All obligations to which this Limited Guarantee applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.

8. Entire Agreement. This Limited Guarantee (including the exhibits hereto) contains all of the terms, conditions and representations and warranties agreed to by the parties relating to the subject matter of this Limited Guarantee and supersedes all prior or contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, among the parties to this Limited Guarantee with respect to the subject matter of this Limited Guarantee. No representation, warranty, inducement, promise, understanding or condition not set forth in this Limited Guarantee has been made or relied upon by any of the parties to this Limited Guarantee with respect to this Limited Guarantee.

9. Amendments and Waivers. No amendment or waiver of any provision of this Limited Guarantee will be valid and binding unless it is in writing and signed, in the case of an amendment, by each of the Guarantors and the Guaranteed Party or, in the case of a waiver, by the party or each of the parties against whom the waiver is to be effective. No waiver by any party of any breach or violation of, or default under, this Limited Guarantee, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. The failure of any party to assert any of its rights under this Limited Guarantee or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Limited Guarantee. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed the Guaranteed Party by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.

10. Counterparts. This Limited Guarantee may be executed in any number of counterparts, as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Limited Guarantee. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Limited Guarantee. This Limited Guarantee shall become effective when, and only when, each party hereto shall have received a counterpart signed by all of the other parties hereto.

11. Notices. All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a party as shall be specified by like notice):

If to any Guarantor, to it at:

c/o Apollo Management VII, L.

P.9 West 57th Street, 43rd Floor

New York, New York 10019

Attention: Aaron Stone

Scott Ross

Facsimile:(212) 515-3264

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Attention: Adam K. Weinstein, Esq.

Facsimile:(212) 872-1002

If to the Guaranteed Party, to it at:

Great Wolf Resorts, Inc.

525 Junction Road

Suite 6000 South

Madison, Wisconsin 53717

Attention: William J. Robinson, Esq.

Facsimile: (608) 662-4281

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Jeffrey D. Marell, Esq.

Kelley D. Parker, Esq.

Facsimile:(212) 757-3900

All such notices or communications shall be deemed to have been delivered and received (a) if delivered in person, on the day of such delivery, (b) if by facsimile or electronic mail, on the day on which such facsimile or electronic mail was sent; provided, that receipt is personally confirmed by telephone, (c) if by certified or registered mail (return receipt requested), on the seventh Business Day after the mailing thereof or (d) if by reputable overnight delivery service, on the second Business Day after the sending thereof.

12. Governing Law; Jurisdiction; Venue. Each party to this Limited Guarantee (a) irrevocably and unconditionally submits to the personal jurisdiction of the federal courts of the United States of America located in the State of Delaware and the Court of Chancery of the State of Delaware, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that any actions or proceedings arising in connection with this Limited Guarantee or the transactions contemplated by this Limited Guarantee shall be brought, tried and determined only in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (e) agrees that it will not bring any action relating to this Limited Guarantee or the transactions contemplated by this Limited Guarantee in any court other than the aforesaid courts. The parties to this Limited Guarantee agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11 shall be valid and sufficient service thereof.

13. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LIMITED GUARANTEE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR THE TRANSACTIONS CONTEMPLATED BY THIS LIMITED GUARANTEE. EACH PARTY TO THIS LIMITED GUARANTEE CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

14. No Assignment. This Limited Guarantee shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party to this Limited Guarantee may assign or delegate, by operation of law or otherwise, all or any portion of its rights or liabilities under this Limited Guarantee without the prior written consent of the other parties to this Limited Guarantee, which any such party may withhold in its absolute discretion; provided, that if a portion of any Guarantor’s commitment under the Equity Commitment Letter is assigned in accordance with the terms thereof, then a corresponding portion of such Guarantor’s Obligations hereunder may be assigned to the same assignee and the undersigned shall theretofore be released from such portion of the Guaranteed Obligations to the same extent, if any, that the undersigned is released from such obligations under the Equity Commitment Letter. Any purported assignment without such prior written consent shall be void.

15. No Third Party Beneficiaries. This Limited Guarantee is not intended to, and does not, confer upon any Person other than the Persons who are signatories hereto any rights or remedies hereunder, except that each Related Person of the Guarantors shall be considered a third party beneficiary of the provisions of Section 3 hereof.

16. Severability. The provisions of this Limited Guarantee shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Limited Guarantee. If any provision of this Limited Guarantee, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, then (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Limited Guarantee and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction; provided, however, that this Limited Guarantee may not be enforced without giving full and absolute effect to the limitation of the amount payable by the Guarantors hereunder to the Maximum Aggregate Amount and by each Guarantor to its Maximum Guarantor Amount provided in Section 1 hereof and to the provisions of Sections 3 and 4 hereof. No party hereto shall assert, and each party shall cause its respective Affiliates and Related Parties not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable.

17. Headings. The headings contained in this Limited Guarantee are intended solely for convenience and shall not affect the rights of the parties to this Limited Guarantee.

18. No Presumption Against Drafting Party. The parties have participated jointly in negotiating and drafting this Limited Guarantee. If an ambiguity or a question of intent or interpretation arises, this Limited Guarantee shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Limited Guarantee.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Limited Guarantee as of the date first written above.

GUARANTORS:

APOLLO INVESTMENT FUND VII, L.P.

By:	Apollo Advisors VII, L.P., its general partner

By: Apollo Capital Management VII, LLC, its general partner

By:	/s/ Aaron Stone
Name: Aaron Stone
Title: Vice President

APOLLO OVERSEAS PARTNERS VII, L.P.

By:	Apollo Advisors VII, L.P., its managing general
partner

By: Apollo Capital Management VII, LLC, its general partner

By:	/s/ Aaron Stone
Name: Aaron Stone
Title: Vice President

APOLLO OVERSEAS PARTNERS (DELAWARE) VII, L.P.

By:	Apollo Advisors VII, L.P., its general partner

By: Apollo Capital Management VII, LLC, its general partner

By:	/s/ Aaron Stone
Name: Aaron Stone
Title: Vice President

[Signature Page to Limited Guarantee]

APOLLO OVERSEAS PARTNERS (DELAWARE 892) VII, L.P.

By:	Apollo Advisors VII, L.P., its general partner

By: Apollo Capital Management VII, LLC, its general partner

By:	/s/ Aaron Stone
Name: Aaron Stone
Title: Vice President

APOLLO INVESTMENT FUND (PB) VII, L.P.

By:	Apollo Advisors VII, L.P., its general partner

By: Apollo Capital Management VII, LLC, its general partner

By:	/s/ Aaron Stone
Name: Aaron Stone
Title: Vice President

GUARANTEED PARTY:

Great Wolf Resorts, Inc.

By:	/s/ Kimberly K. Schaefer
Name:	Kimberly Schaefer
Title:	Chief Executive Officer

[Signature Page to Limited Guarantee]

EXHIBIT A

Maximum Aggregate Amounts

Guarantor	Maximum Aggregate Amount
Apollo Investment Fund VII, L.P.	51.23856768%
Apollo Overseas Partners VII, L.P.	1.998363968%
Apollo Overseas Partners (Delaware) VII, L.P.	19.47210561%
Apollo Overseas Partners (Delaware 892) VII, L.P.	7.789853046%
Apollo Investment Fund (PB) VII, L.P.	19.5011097%